EXHIBIT 99.1

PRESS RELEASE

For more information:

Mike Bauer, President & CEO, Super Vision International, Inc.

407/857-9900 ext. 260 Email: mbauer@svision.com

Super Vision Announces Closing $9.0 Million Private Placement to Execute New Business Strategy

ORLANDO, Fla., December 8, 2006 – Super Vision International, Inc. (NASDAQ Capital Market: SUPVA, Class A Common), a world leader in solid-state LED and fiber optic lighting systems and controls used in commercial, architectural, signage, swimming pool and retail lighting applications today announced that it closed a private placement of Class A common stock and warrants led by a group of institutional investors, for gross proceeds of $9.0 million. The net proceeds will be used to reduce Super Vision’s liabilities and strengthen its balance sheet, for general working capital and to fund the Company’s new strategic plan to expand its platform of products to meet the increasing demand for LED lighting systems.

Mike Bauer, President and CEO of Super Vision, stated, “over the course of the last eleven months we have been working very hard to eliminate the legacy issues that have burdened the Company and we have created a dynamic plan to capitalize on the growing demand for white light LED lighting systems for general lighting applications. However, given the Company’s financial resources, an infusion of capital was required in order to fully execute our plan and position the Company for accelerated growth.”

Mr. Bauer continued, “we have a very clear vision for the Company. The details of our plan will be unveiled to the market over the next several months and we feel that these efforts will put the Company in a leadership position in several exciting new applications for LED lighting. These funds will also give us the resources to expand our research and development/intellectual property efforts and continue to build on the 20 issued patents we currently hold.”

Gross proceeds of approximately $9.0 million resulted from the sale of approximately 40,360 units at a price of $223.00 per unit, each unit consisting of 100 shares of Class A common stock, a warrant to purchase 60 shares of Class A common stock exercisable at $2.23 per share expiring 5 years from the date of issuance and a second warrant to purchase 15 shares of Class A common stock exercisable at $3.00 per share expiring 5 years from the date of issuance.

The securities offered and sold by the Company in this private placement will not and have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (“SEC”) or an applicable exemption from registration requirements. The Company has agreed to file a registration statement with the SEC covering the resale of the shares of Class A common stock and shares underlying the warrants issued in the private placement.

This notice is issued pursuant to Rule 135c under the Securities Act and shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification of these securities under the securities laws of any such state.

About Super Vision International, Inc.

Super Vision International’s vision is to incorporate Light, Color and Imagination with advanced technology to become one of the world’s leading suppliers of lighting and lighting control products that add visual excitement, accent, impact and identity to commercial and residential lighting projects around the world. For more information, please visit the Super Vision web site at www.svision.com.

Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Reference is made to Super Vision’s filings under the Securities Exchange Act for factors that could cause actual results to differ materially. Super Vision undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.

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